Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 11, 2005, in the Registration Statement (Form S-1) and related Prospectus of Iomai Corporation for the registration of 000,000 shares of its common stock.
/s/ Ernst & Young LLP
McLean, Virginia
September 30, 2005